Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner	(215) 286-7392	D’Arcy Rudnay	(215) 286-8582
Michael A. Kelman	(215) 286-3035	John Demming	(215) 286-8011

COMCAST REPORTS THIRD QUARTER 2008 RESULTS

Consolidated Revenue Increased 10%; Pro Forma Growth of 7%

Consolidated Operating Cash Flow Increased 10%; Pro Forma Growth of 8%

Consolidated Operating Income Increased 20%

EPS of $0.26; Adjusted EPS of $0.24 Increased 33%

Free Cash Flow Increased 77% to $928 Million

Repurchased 40 Million Common Shares for $800 Million

Philadelphia, PA – October 29, 2008…Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended September 30, 2008. The following table highlights financial results (dollars in millions, except per share amounts):

	3rd Quarter			Year-to-Date
Consolidated	2008	2007	Growth	2008	2007	Growth
Revenue	$8,549	$7,781	10%	$25,491	$22,881	11%
Operating Cash Flow	$3,237	$2,929	10%	$9,762	$8,704	12%
Operating Income	$1,670	$1,391	20%	$4,975	$4,120	21%
Net Cash Provided by Operating Activities	$2,445	$1,598	53%	$7,373	$5,505	34%
Free Cash Flow	$928	$524	77%	$2,793	$1,334	109%

Net Income	$771	$560	38%	$2,135	$1,985	8%
Earnings per Share	$0.26	$0.18	44%	$0.72	$0.63	14%

Adjusted Net Income[1]	$691	$560	23%	$1,911	$1,685	13%
Adjusted Earnings per Share[1]	$0.24	$0.18	33%	$0.64	$0.54	19%

Pro Forma Revenue[2]	$8,549	$7,974	7%	$25,491	$23,515	8%
Pro Forma Operating Cash Flow[2]	$3,237	$3,004	8%	$9,762	$8,955	9%

See notes on page 4

Brian L. Roberts, Chairman and CEO of Comcast Corporation, said, “We delivered solid results in the third quarter, demonstrating the underlying strength of our subscription businesses and our ability to operate well in a challenging economic and competitive environment. Importantly, our financial position has never been stronger, reflecting disciplined and prudent balance sheet management and strong free cash flow growth. The success of our financial strategy enables us to grow the business, compete effectively and invest in our products and services. We will continue to apply this balanced approach to the business, as we remain focused on improving the customer experience and extending our long-term competitive advantage in order to build shareholder value.”

Consolidated Results

Revenue increased 10% in the third quarter of 2008 to $8.5 billion, while Operating Cash Flow (as defined in Table 7) increased 10% to $3.2 billion and Operating Income increased 20% to $1.7 billion. This growth was due to solid operating results at Comcast Cable and in the Programming segment, as well as the positive impact of cable acquisitions. For the nine months ended September 30, 2008, revenue increased 11% to $25.5 billion, Operating Cash Flow increased 12% to $9.8 billion, and Operating Income increased 21% to $5.0 billion, all compared to the same time period in 2007.

On a pro forma basis2, Consolidated Revenue increased 7% to $8.5 billion in the third quarter of 2008, while Consolidated Operating Cash Flow increased 8% to $3.2 billion. Operating Cash Flow margin was 37.9%, a slight increase from the 37.7% reported in the third quarter of 2007. For the nine months ended September 30, 2008, pro forma Consolidated Revenue increased 8% to $25.5 billion and pro forma Consolidated Operating Cash Flow increased 9% to $9.8 billion. Operating Cash Flow margin was 38.3%, a slight increase from the 38.1% reported in the first nine months of 2007.

Net Income in the third quarter of 2008 was $771 million, or $0.26 per share compared to $560 million or $0.18 per share in the prior year. Net income in the third quarter of 2008 included favorable income tax adjustments. Excluding these adjustments and as reconciled in Table 7-B, Adjusted Earnings per Share increased 33% to $0.24. Net income for the nine months ended September 30, 2008, increased 8% from last year to $2.1 billion. Net income in the first nine months of 2008 and 2007 also included gains from the dissolution of cable partnerships. Excluding these gains in both periods and the income tax adjustments in the third quarter of 2008, Adjusted Earnings per Share for the nine months ended September 30, 2008 increased 19% to $0.64 compared to $0.54 in the first nine months of 2007.

Net Cash Provided by Operating Activities increased 53% to $2.4 billion in the third quarter of 2008 and increased 34% to $7.4 billion for the nine months ended September 30, 2008, due primarily to solid operating results in all segments, as well as a positive impact from the Economic Stimulus package.

Free Cash Flow (as defined in Table 7) totaled $928 million in the third quarter of 2008 as compared to $524 million in 2007, a 77% increase. Free Cash Flow for the nine months ended September 30, 2008 increased 109% to $2.8 billion. The definition of Free Cash Flow remains unchanged and excludes any impact from the Economic Stimulus package (see Table 4). The increase in Free Cash Flow was due primarily to growth in consolidated Operating Cash Flow and lower capital expenditures. During the third quarter of 2008, consolidated capital expenditures decreased 14% from the prior year to $1.3 billion, or 15.3% of total revenue, reflecting lower spending for residential services at Comcast Cable.

Pro Forma Cable Segment Results2

Revenue from our cable segment increased 7% to $8.1 billion for the third quarter of 2008 as compared to $7.6 billion in the third quarter of 2007 reflecting revenue increases across all product lines, with the exception of our advertising business, which has been impacted by weakness in the economy. The monthly average total revenue per basic subscriber increased 9% from $101.74 to $110.71, reflecting an increase in the number of customers taking multiple products. As of September 30, 2008, 22% of subscribers were three-product customers as compared to 15% at the end of last year’s third quarter. For the nine months ended September 30, 2008, cable revenue increased 8% to $24.1 billion.

Operating Cash Flow grew 7% to $3.3 billion in the third quarter of 2008 from $3.1 billion in the third quarter of 2007. Operating Cash Flow margin was 40.0%, a slight decrease from the 40.2% reported in the third quarter of 2007. Comcast continues to focus on controlling operating expenses; however, the company incurred expenses related to a divisional restructuring and employee reductions, the impact from two major hurricanes on Comcast systems in the southern U.S., and additional investments in Business Services. Excluding the impact of the hurricane and severance-related charges, which totaled $59 million, Operating Cash Flow grew 9% in 3Q08. For the nine months ended September 30, 2008, Operating Cash Flow increased 8% to $9.8 billion, a margin of 40.4%.

Video

•	Basic video subscribers declined 147,000 or 0.6% sequentially during the third quarter.

•	Added 417,000 digital cable subscribers during the third quarter – 69% or 16.8 million video subscribers have digital service.

•	7.3 million or 44% of digital cable subscribers have advanced services such as digital video recorders (DVR) and/or high-definition television service (HDTV).

Video revenue increased 4% to $4.7 billion in the third quarter of 2008 from $4.5 billion in 2007. The revenue increase reflects price increases for video services and growth in digital video customers, offset

See notes on page 4

in part by an increasing number of customers in bundles and promotional offers, as well as a decline in basic video customers.

Basic video subscribers decreased by 147,000 to 24.4 million during the third quarter, including an estimated loss of 15,000 subscribers due to the hurricanes, compared to a 56,000 subscriber decline in the third quarter of 2007. Year to date through September 30, 2008, basic subscribers decreased 342,000, reflecting a more challenging competitive and economic environment.

Comcast added 417,000 digital cable customers in the third quarter of 2008, compared to 503,000 in the same period one year ago. Year to date through September 30, 2008, Comcast added 1.2 million digital cable customers. PPV revenue increased 9% in the third quarter and for the first nine months of 2008.

High-Speed Internet

•	Added 382,000 high-speed Internet subscribers during the third quarter – penetration reached 30% of homes passed or 14.7 million customers.

High-speed Internet revenue increased 9% to $1.8 billion in the third quarter of 2008 from $1.7 billion in 2007 reflecting an 11% increase in subscribers and a 2% decline in average monthly revenue per subscriber to $41.74 as a result of additional bundling and the recent introduction of new offers and speed tiers.

Phone

•	Added 483,000 Comcast Digital Voice (CDV) customers during the third quarter – penetration reached 13% of homes passed or 6.1 million customers.

Phone revenue increased 44% from $479 million to $690 million in the third quarter of 2008, reflecting significant growth in CDV subscribers and a 5% decrease in average revenue per subscriber to $38.98, resulting from an increase in the number of customers receiving service as part of a promotional offer or in a new product package. The increase in CDV revenue was also partially offset by a $49 million or 96% decline in circuit-switched phone revenue as Comcast exits that product offering.

Year to date through September 30, 2008, phone revenue increased 52% from $1.3 billion to $1.9 billion, reflecting significant growth in CDV customers, partially offset by a $182 million decline in circuit-switched phone revenue.

Advertising

Advertising revenue decreased 10% to $374 million in the third quarter of 2008 from $417 million in 2007, reflecting one less week in the broadcast advertising calendar as well as continued softness in the advertising marketplace, only partially offset by an increase in political advertising. Year to date through September 30, 2008, ad sales decreased 3% to $1.1 billion.

Programming Segment Results

Comcast’s Programming segment consists of national programming networks E! Entertainment Television, Style Network, Golf Channel, VERSUS, and G4.

The Programming segment reported third quarter 2008 revenue of $347 million, a 5% increase from $330 million in 2007, reflecting higher distribution revenue and strong international revenue growth, offset by one less week in the broadcast advertising calendar. Operating Cash Flow increased to $105 million, an increase of 9% from the same period last year.

Year to date through September 30, 2008, Programming segment revenue increased 11% to $1.1 billion from $966 million in the nine months ended September 30, 2007. During the same period, Operating Cash Flow increased 30% to $307 million in 2008, reflecting the favorable timing of certain marketing and programming expenses in the first nine months of the year, which are expected to be reversed in the fourth quarter.

Corporate and Other

Corporate and Other includes corporate overhead, Comcast-Spectacor, Comcast Interactive Media (CIM), and other operations and eliminations between Comcast’s businesses. For the third quarter of 2008, Corporate and Other revenue increased 38% to $71 million from $51 million in the third quarter of

See notes on page 4

2007, reflecting strong results at CIM from internet advertising and search revenue. The Operating Cash Flow loss for the third quarter of 2008 decreased to $119 million compared to a loss of $143 million in 2007, which included $55 million of At Home litigation expense.

Year to date through September 30, 2008, Corporate and Other revenue increased 43% to $268 million from $187 million in the same period of 2007. Operating Cash Flow loss for Corporate and Other decreased 9% to $300 million for the nine months ended September 30, 2008 compared to a loss of $332 million in 2007.

Share Repurchases and Dividends

In the third quarter of 2008, Comcast repurchased 39.7 million of its common shares for $800 million, reducing the number of total shares outstanding by 1.4%. Year to date, Comcast repurchased 140.9 million of its common shares for $2.8 billion.

As of September 30, 2008, Comcast had approximately $4.1 billion of availability remaining under its share repurchase authorization. We have previously indicated our plan to fully use our remaining share repurchase authorization by the end of 2009, subject to market conditions. Given the overall economy and the unprecedented turmoil and instability in the capital markets, the company may not complete its share repurchase authorization in 2008 and 2009 as previously planned. The company believes this is a disciplined and responsible approach given the difficult market conditions.

Comcast paid quarterly cash dividends of $185 million on April 30, 2008, $182 million on July 30, 2008 and $180 million on October 29, 2008.

2008 Financial Outlook

For 2008, Comcast reaffirms the following previously issued guidance:

•	Consolidated Revenue and Operating Cash Flow growth of 8% to 10%[2]

•	Consolidated Capital Expenditures as a percent of revenue expected to decline to approximately 18%

•	Consolidated Free Cash Flow growth of at least 20% from the $2.3 billion reported in 2007

Given that actual capital expenditures have been trending lower than initially forecasted, and Free Cash Flow is highly sensitive to the level of our capital expenditures, we will exceed the above guidance for Free Cash Flow growth.

The outlook above does not reflect the impact of any tax law changes, including the U.S. Government Economic Stimulus package or any future sales or acquisitions of businesses or operating assets (or related tax effects).

Notes:

1

Net income and earnings per share are adjusted for gains, net of tax, related to the dissolution of the Texas/Kansas City Cable Partnership in 2007, the dissolution of the Insight Midwest Partnership in 2008, and gains related to the settlement of an uncertain tax position of an acquired entity and certain state tax law changes in 2008. Please refer to Table 7-B for a reconciliation of adjusted net income and earnings per share. Earnings per share amounts are presented on a diluted basis.

2

Pro forma results adjust for certain cable segment acquisitions and dispositions, including the acquisitions of Comcast SportsNet Bay Area/Comcast SportsNet New England (June 2007), the cable system acquired from Patriot Media (August 2007), and the dissolution of the Insight Midwest Partnership (January 2008). Consolidated and cable pro forma results are presented as if the transactions noted above were effective on January 1, 2007. The net impact of these transactions increased the number of basic cable subscribers by 765,000. Please refer to Table 7-A for a reconciliation of pro forma financial data.

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Conference Call Information

Comcast Corporation will host a conference call with the financial community today, October 29, 2008 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on October 29, 2008. Those parties interested in participating via telephone should dial

(800) 263-8495 with the conference ID number 65905828. A telephone replay will begin immediately following the call until Friday, October 31, 2008 at midnight ET. To access the rebroadcast, please dial (800) 642-1687 and enter passcode number 65905828. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations provided in Table 7 of this release. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (http://www.comcast.com) is the nation’s leading provider of entertainment, information and communications products and services. With 24.4 million cable customers, 14.7 million high-speed Internet customers, and 6.1 million Comcast Digital Voice customers, Comcast is principally involved in the development, management and operation of broadband cable systems and in the delivery of programming content.

Comcast’s content networks and investments include E! Entertainment Television, Style Network, Golf Channel, VERSUS, G4, PBS KIDS Sprout, TV One, ten Comcast SportsNet networks and Comcast Interactive Media, which develops and operates Comcast’s Internet business. Comcast also has a majority ownership in Comcast-Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia.

TABLE 1

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2008	2007	2008	2007
Revenues	$8,549	$7,781	$25,491	$22,881
Operating expenses	3,095	2,759	9,293	8,272
Selling, general and administrative expenses	2,217	2,093	6,436	5,905
	5,312	4,852	15,729	14,177
Operating cash flow	3,237	2,929	9,762	8,704

Depreciation expense	1,332	1,291	4,093	3,768
Amortization expense	235	247	694	816
	1,567	1,538	4,787	4,584
Operating income	1,670	1,391	4,975	4,120

Other income (expense)
Interest expense	(601)	(571)	(1,840)	(1,689)
Investment income (loss), net	74	158	83	458
Equity in net (losses) income of affiliates, net	2	(12)	(46)	(49)
Other income (expense)	12	(1)	305	513
	(513)	(426)	(1,498)	(767)
Income before income taxes and minority interest	1,157	965	3,477	3,353

Income tax expense	(401)	(421)	(1,364)	(1,400)

Income before minority interest	756	544	2,113	1,953

Minority interest	15	16	22	32

Net income	$771	$560	$2,135	$1,985

Diluted earnings per common share	$0.26	$0.18	$0.72	$0.63

Adjusted earnings per common share (1)	$0.24	$0.18	$0.64	$0.54

Dividends declared per common share	$0.0625	$—	$0.1875	$—

Diluted weighted-average number of common shares	2,920	3,118	2,973	3,145

(1)	Please refer to Table 7-B for a reconciliation of adjusted net income and earnings per share.

TABLE 2

Condensed Consolidated Balance Sheet

(Unaudited)

(in millions)	September 30, 2008	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$2,714	$963
Investments	203	98
Accounts receivable, net	1,658	1,645
Other current assets	938	961
Total current assets	5,513	3,667

Investments	5,203	7,963

Property and equipment, net	23,910	23,624

Franchise rights	59,452	58,077

Goodwill	14,909	14,705

Other intangible assets, net	4,570	4,739

Other noncurrent assets, net	939	642
	$114,496	$113,417

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$3,187	$3,336
Accrued expenses and other current liabilities	2,985	3,121
Current portion of long-term debt	3,087	1,495
Total current liabilities	9,259	7,952

Long-term debt, less current portion	30,601	29,828

Deferred income taxes	27,209	26,880

Other noncurrent liabilities	6,925	7,167

Minority interest	298	250

Stockholders’ equity	40,204	41,340
	$114,496	$113,417

TABLE 3

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(in millions)	2008	2007
OPERATING ACTIVITIES
Net cash provided by operating activities	$7,373	$5,505

FINANCING ACTIVITIES
Proceeds from borrowings	3,513	3,610
Retirements and repayments of debt	(1,143)	(1,529)
Repurchases of common stock	(2,800)	(1,852)
Dividends paid	(367)	—
Issuances of common stock	53	404
Other	(148)	51
Net cash provided by (used in) financing activities	(892)	684

INVESTING ACTIVITIES
Capital expenditures	(4,037)	(4,584)
Cash paid for software and other intangible assets	(376)	(313)
Acquisitions, net of cash acquired	(700)	(1,277)
Proceeds from sales of investments	452	1,726
Purchases of investments	(67)	(129)
Other	(2)	98
Net cash provided by (used in) investing activities	(4,730)	(4,479)

Increase (decrease) in cash and cash equivalents	1,751	1,710

Cash and cash equivalents, beginning of period	963	1,239

Cash and cash equivalents, end of period	$2,714	$2,949

TABLE 4

Calculation of Free Cash Flow and Unlevered Free Cash Flow

(Unaudited) (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2008	2007	2008	2007
Net Cash Provided by Operating Activities	$2,445	$1,598	$7,373	$5,505
Capital Expenditures	(1,306)	(1,526)	(4,037)	(4,584)
Cash Paid for Capitalized Software	(100)	(60)	(287)	(228)
Cash Paid for Other Intangible Assets	(31)	(24)	(89)	(85)
Nonoperating and Nonrecurring items, net of tax:
Payment of Tax on Nonoperating Items	88	536	316	726
Impact of Economic Stimulus Package (2)	(168)	—	(483)	—
Free Cash Flow	928	524	2,793	1,334
Cash Paid Interest	679	646	1,795	1,724
Unlevered Free Cash Flow	$1,607	$1,170	$4,588	$3,058

(1)	See Non-GAAP and Other Financial Measures in Table 7 for the definition of Free Cash Flow and Unlevered Free Cash Flow.

(2)

Our definition of Free Cash Flow remains unchanged and specifically eliminates any impact from the Economic Stimulus package. Net Cash Provided by Operating Activities included a $315 million benefit in 2Q08 and a $168 million benefit in 3Q08 from the Economic Stimulus package. These amounts have been excluded from Free Cash Flow to provide an appropriate comparison.

TABLE 5

Pro Forma Financial Data by Business Segment

(Unaudited) (1)

(dollars in millions)	Cable	Programming (2)	Corporate and Other	Total
Three Months Ended September 30, 2008
Revenues	$8,131	$347	$71	$8,549
Operating Cash Flow	$3,251	$105	($119)	$3,237
Operating Income (Loss)	$1,749	$59	($138)	$1,670
Operating Cash Flow Margin	40.0%	30.3%	NM	37.9%
Capital Expenditures (3)	$1,268	$12	$26	$1,306

Three Months Ended September 30, 2007
Revenues	$7,593	$330	$51	$7,974
Operating Cash Flow	$3,050	$97	($143)	$3,004
Operating Income (Loss)	$1,541	$51	($162)	$1,430
Operating Cash Flow Margin	40.2%	29.3%	NM	37.7%
Capital Expenditures (3)	$1,528	$8	$26	$1,562

Nine Months Ended September 30, 2008
Revenues	$24,147	$1,076	$268	$25,491
Operating Cash Flow	$9,755	$307	($300)	$9,762
Operating Income (Loss)	$5,168	$162	($355)	$4,975
Operating Cash Flow Margin	40.4%	28.5%	NM	38.3%
Capital Expenditures (3)	$3,877	$22	$138	$4,037

Nine Months Ended September 30, 2007
Revenues	$22,362	$966	$187	$23,515
Operating Cash Flow	$9,050	$237	($332)	$8,955
Operating Income (Loss)	$4,554	$98	($392)	$4,260
Operating Cash Flow Margin	40.5%	24.5%	NM	38.1%
Capital Expenditures (3)	$4,623	$22	$41	$4,686

(1)

See Non-GAAP and Other Financial Measures in Table 7. Historical financial data by business segment, in accordance with generally accepted accounting principles in the United States (GAAP), is available in the Company’s Quarterly Report on Form 10-Q. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)	Programming includes our national networks E! Entertainment Television and Style Network (E! Networks), Golf Channel, VERSUS and G4.

(3)	Our Cable segment’s capital expenditures are comprised of the following categories:

	3Q08	3Q07	YTD 3Q08	YTD 3Q07
Growth
Customer Premise Equipment (CPE)	$590	$701	$2,096	$2,256
Scalable Infrastructure	60	98	175	320
Line Extensions	54	98	154	287
Support Capital	65	99	176	279
Upgrades (Capacity Expansion)	13	28	58	77
Business Services	61	23	160	60
	843	1,047	2,819	3,279

Maintenance
CPE (Drop Replacements)	76	84	207	227
Scalable Infrastructure	194	140	411	465
Support Capital	54	99	155	261
Upgrades	81	129	199	328
	405	452	972	1,281

Discretionary	20	29	86	63
Total	$1,268	$1,528	$3,877	$4,623

CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles). Upgrades include costs to enhance or replace existing fiber/coaxial cable networks, including network improvements. Business Services includes fiber/coax extension, electronics, CPE and costs to secure new customers.

Management evaluates capital expenditures by categorizing investments into three groups: Growth, Maintenance and Discretionary. Growth is directly tied to revenue generation and represents the costs required to secure new customers, revenue units or additional bandwidth revenues. Maintenance includes investments that allow the company to maintain its competitive position and provide a foundation for growth. Discretionary includes investments that lay the groundwork for future products and services, such as our investments in interactive advertising, cross-platform product development or switched digital video.

TABLE 6

Pro Forma Data – Cable Segment Components

(Unaudited) (1) (2)

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in millions, except per subscriber data)	2008	2007	2008	2007
Revenues:
Video (3)	$4,681	$4,519	$14,113	$13,607
High-speed Internet	1,822	1,666	5,364	4,867
Phone	690	479	1,917	1,260
Advertising	374	417	1,117	1,149
Other (4)	336	299	957	848
Franchise fees	228	213	679	631
Total Revenues *	$8,131	$7,593	$24,147	$22,362

Operating Cash Flow	$3,251	$3,050	$9,755	$9,050
Operating Income	$1,749	$1,541	$5,168	$4,554
Operating Cash Flow Margin	40.0%	40.2%	40.4%	40.5%
Capital Expenditures	$1,268	$1,528	$3,877	$4,623

*	Total Revenues include revenue from Business Services of $145 million in 3Q08 and $102 million in 3Q07, and $396 million in YTD 2008 and $285 million in YTD 2007.

	3Q08	2Q08	3Q07
Video
Homes Passed (000’s)	50,329	50,096	49,457
Basic Subscribers (000’s)	24,406	24,553	24,848
Basic Penetration	48.5%	49.0%	50.2%
Quarterly Net Basic Subscriber Additions (000’s)	(147)	(138)	(56)

Digital Subscribers (000’s)	16,752	16,335	14,991
Digital Penetration	68.6%	66.5%	60.3%
Quarterly Net Digital Subscriber Additions (000’s)	417	320	503
Digital Set-Top Boxes	27,060	26,345	24,117

Monthly Average Video Revenue per Basic Subscriber	$63.74	$63.98	$60.54

High-Speed Internet
“Available” Homes (000’s)	49,982	49,745	49,081
Subscribers (000’s)	14,738	14,357	13,245
Penetration of “Available” Homes	29.5%	28.9%	27.0%
Quarterly Net Subscriber Additions (000’s)	382	278	474
Monthly Average Revenue per Subscriber	$41.74	$42.01	$42.69

Phone
Comcast Digital Voice
“Available” Homes (000’s)	46,083	45,143	41,395
Subscribers (000’s)	6,126	5,643	3,831
Penetration of “Available” Homes	13.3%	12.5%	9.3%
Quarterly Net Subscriber Additions (000’s)	483	555	681
Monthly Average Revenue per Subscriber	$38.98	$39.48	$40.99

Circuit Switched Phone
“Available” Homes (000’s)	101	1,429	8,897
Subscribers (000’s)	7	10	304
Penetration of “Available” Homes	6.6%	0.7%	3.4%
Quarterly Net Subscriber Additions (000’s)	(4)	(56)	(138)

Total Revenue Generating Units (000’s) (5)	62,029	60,899	57,219
Total Quarterly Net Additions (000’s)	1,131	960	1,463

Total Monthly Average Revenue per Basic Subscriber	$110.71	$109.66	$101.74

(1)	See Non-GAAP and Other Financial Measures in Table 7. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)

Pro forma financial data includes the results of Comcast SportsNet Bay Area and Comcast SportsNet New England acquired on June 30, 2007, the cable system acquired from Patriot Media Holdings, LLC on August 31, 2007, and the cable systems resulting from the dissolution of the Insight Midwest Partnership on January 1, 2008. Pro forma results are presented as if the acquisitions and dispositions were effective on January 1, 2007. The net impact of these transactions was an increase of 765,000 basic cable subscribers.

(3)	Video revenues consist of our basic, expanded basic, digital, premium, pay-per-view and equipment services.

(4)

Other revenues include regional sports programming networks, residential video installation revenues, guide revenues, commissions from electronic retailing, other product offerings and revenues of our digital media center.

(5)	Represents the sum of basic and digital video, high-speed Internet and net phone subscribers, excluding additional outlets. Subscriptions to DVR and/or HDTV services do not result in additional RGUs.

TABLE 7

Non-GAAP and Other Financial Measures

Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow and Unlevered Free Cash Flow are additional performance measures used as indicators of our ability to service and repay debt, make investments and return capital to investors, through stock repurchases and dividends. We also adjust certain historical data on a pro forma basis following certain acquisitions or dispositions to enhance comparability.

Operating Cash Flow is defined as operating income before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on sale of assets, if any. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this financial measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant performance measure in our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.

As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a “non-GAAP financial measure” as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.

Free Cash Flow, which is a non-GAAP financial measure, is defined as “Net Cash Provided by Operating Activities” (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets; and adjusted for any payments related to certain nonoperating items, net of estimated tax benefits (such as income taxes on investment sales, and nonrecurring payments related to income tax and litigation contingencies of acquired companies). Unlevered Free Cash Flow is Free Cash Flow before cash paid interest. We believe that Free Cash Flow and Unlevered Free Cash Flow are also useful to investors as the basis for comparing our performance and coverage ratios with other companies in our industries, although our measure of Free Cash Flow and Unlevered Free Cash Flow may not be comparable to similar measures used by other companies.

Pro forma data is used by management to evaluate performance when certain acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions or dispositions occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions or dispositions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.

In certain circumstances we also present “adjusted” data, to exclude certain gains, losses or other charges, net of tax (such as from the sales of investments or dispositions of businesses). This “adjusted” data is a non-GAAP financial measure. We believe, among other things, that the “adjusted” data may help investors evaluate our ongoing operations and can assist in making meaningful period-over-period comparisons.

Non-GAAP financial measures should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.

We provide reconciliations of Consolidated Operating Cash Flow in Table 1, Free Cash Flow and Unlevered Free Cash Flow in Table 4, Pro Forma in Table 7-A and Adjusted Data in Table 7-B.

TABLE 7-A

Reconciliation of GAAP to Pro Forma (1) Financial Data by Business Segment

(Unaudited)

	GAAP				Cable		Total

(in millions)	Cable	Programming	Corporate, Other and Eliminations	Total	Pro Forma Adjustments (1) (2)	Pro Forma Cable	Pro Forma Adjustments (1) (2)	Total Pro Forma
Three Months Ended September 30, 2008
Revenue	$8,131	$347	$71	$8,549	$—	$8,131	$—	$8,549

Operating Expenses (excluding depreciation and amortization)	4,880	242	190	5,312	—	4,880	—	5,312
Operating Cash Flow	$3,251	$105	($119)	$3,237	$—	$3,251	$—	$3,237
Depreciation and Amortization	1,502	46	19	1,567	—	1,502	—	1,567
Operating Income (Loss)	$1,749	$59	($138)	$1,670	$—	$1,749	$—	$1,670

Capital Expenditures	$1,268	$12	$26	$1,306	$—	$1,268	$—	$1,306

Three Months Ended September 30, 2007
Revenue	$7,400	$330	$51	$7,781	$193	$7,593	$193	$7,974

Operating Expenses (excluding depreciation and amortization)	4,425	233	194	4,852	118	4,543	118	4,970
Operating Cash Flow	$2,975	$97	($143)	$2,929	$75	$3,050	$75	$3,004
Depreciation and Amortization	1,473	46	19	1,538	36	1,509	36	1,574
Operating Income (Loss)	$1,502	$51	($162)	$1,391	$39	$1,541	$39	$1,430

Capital Expenditures	$1,492	$8	$26	$1,526	$36	$1,528	$36	$1,562

Nine Months Ended September 30, 2008
Revenue	$24,147	$1,076	$268	$25,491	$—	$24,147	$—	$25,491

Operating Expenses (excluding depreciation and amortization)	14,392	769	568	15,729	—	14,392	—	15,729
Operating Cash Flow	$9,755	$307	($300)	$9,762	$—	$9,755	$—	$9,762
Depreciation and Amortization	4,587	145	55	4,787	—	4,587	—	4,787
Operating Income (Loss)	$5,168	$162	($355)	$4,975	$—	$5,168	$—	$4,975

Capital Expenditures	$3,877	$22	$138	$4,037	$—	$3,877	$—	$4,037

Nine Months Ended September 30, 2007
Revenue	$21,728	$966	$187	$22,881	$634	$22,362	$634	$23,515

Operating Expenses (excluding depreciation and amortization)	12,929	729	519	14,177	383	13,312	383	14,560
Operating Cash Flow	$8,799	$237	($332)	$8,704	$251	$9,050	$251	$8,955
Depreciation and Amortization	4,384	139	61	4,584	112	4,496	111	4,695
Operating Income (Loss)	$4,415	$98	($393)	$4,120	$139	$4,554	$140	$4,260

Capital Expenditures	$4,521	$22	$41	$4,584	$102	$4,623	$102	$4,686

(1)

Pro forma data is adjusted only for timing of acquisitions or dispositions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Pro forma results are presented as if the acquisitions and dispositions were effective on January 1, 2007. Minor differences may exist due to rounding.

(2)

Total Pro Forma adjustments and Cable Pro Forma adjustments for 2007 include the results of Comcast SportsNet Bay Area and Comcast SportsNet New England, the cable system acquired from Patriot Media Holdings, LLC and the cable systems resulting from the dissolution of the Insight Midwest Partnership.

TABLE 7-B

Reconciliation of Net Income to Adjusted Net Income

(Unaudited)

	Three Months Ended September 30,
	2008		2007		2008 vs. 2007 Growth (%)
(in millions, except per share data)	$	EPS (1)	$	EPS (1)	$	EPS (1)
Net Income	$771	$0.26	$560	$0.18	38%	44%

Adjustments:
Favorable income tax adjustments (2)	(80)	(0.03)	—	—	NM	NM

Adjusted Net Income	$691	$0.24	$560	$0.18	23%	33%

	Nine Months Ended September 30,
	2008		2007		2008 vs. 2007 Growth (%)
	$	EPS (1)	$	EPS (1)	$	EPS (1)
Net Income	$2,135	$0.72	$1,985	$0.63	8%	14%

Adjustments:
Gain related to the dissolution of the Texas/Kansas City Cable Partnership, net of tax (3)	—	—	(300)	(0.09)	NM	NM
Gain related to the dissolution of the Insight Midwest Partnership, net of tax (4)	(144)	(0.05)	—	—	NM	NM
Favorable income tax adjustments (2)	(80)	(0.03)	—	—	NM	NM

Adjusted Net Income	$1,911	$0.64	$1,685	$0.54	13%	19%

(1) Based on diluted average number of common shares for the respective periods as presented in Table 1.

(2)    2008 Net Income includes favorable income tax adjustments related to the settlement of an uncertain tax position of an acquired entity and the effect, principally on deferred taxes, of certain state tax law changes.

(3) 2007 Net Income includes a gain, net of tax, related to the dissolution of the Texas/Kansas City Cable Partnership.

(4) 2008 Net Income includes a gain, net of tax, related to the dissolution of the Insight Midwest Partnership.

Reconciliation of Pro Forma Cable Operating Cash Flow excluding Hurricane Impact and Severance Charges

(Unaudited)

	Three Months Ended September 30,
(in millions)	2008	2007	Growth %	Margin %
Cable Operating Cash Flow	$3,251	$3,050	6.6%	40.0%
Hurricane Impact	20	—	NM	NM
Severance Charges	39	—	NM	NM
Cable Operating Cash Flow excluding Hurricane Impact and Severance Charges	$3,310	$3,050	8.5%	40.7%

Note: Minor differences may exist due to rounding.